Exhibit 10.1

FIFTH AMENDMENT TO THIRD AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FIFTH AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of August 22, 2008, by and among HEALTHWAYS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), and as the Issuing Bank and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 1, 2006, as amended by that First Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 20, 2007, as amended by that Second Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 11, 2007, as amended by that Third Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 16, 2007, as amended by that Fourth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 15, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders, the Issuing Bank and the Administrative Agent agree as follows:

1.	Amendments.

(a)       Article I of the Credit Agreement is hereby amended by the addition of the following Section 1.5:

Section 1.5     December 31, 2008 fiscal period. For purposes of this Agreement, (x) the three-month period ending December 31, 2008 shall be deemed to constitute a fiscal quarter of the Borrower for purposes of clause (j) of

Section 7.4, (y) the one-month period ending December 31, 2008 shall be deemed to constitute a fiscal quarter of the Borrower for all other purposes of this Agreement, and (z) any and all references in this Agreement to any four fiscal quarter period of the Borrower ending December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 (including without limitation in Sections 6.1, 6.2, and 6.3 of this Agreement and all related definitions) shall be deemed to refer to the twelve-month period ending on such date.

(b)       Section 5.1 of the Credit Agreement is hereby amended by replacing subsections (b) and (c) of such section in their entirety with the following:

(b)      as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, and for the avoidance of doubt, for the Borrower’s fiscal quarters ending November 30, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by a Responsible Officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)       concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above and in clause (e) below, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(c)       Section 5.1 of the Credit Agreement is further amended by (i) deleting the “and” at the end of subsection (d), (ii) relettering subsection (e) to subsection (f) and (iii) adding the following new subsection (e):

(e)       as soon as available and in any event on or before February 15, 2009, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2008 and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each of the three-month period, the four-month period and the twelve-month period ending on December 31, 2008, all certified by a Responsible Officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; delivery of the financial statements required in this subsection (e) shall be deemed to satisfy the requirements of Section 5.1(a) for the period ending December 31, 2008, and no audited financial statements shall be required for such period;

(d)       Section 6.1 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

Section 6.1     Ratio of Consolidated Total Funded Debt to Consolidated EBITDA. As of the end of each fiscal quarter of the Borrower specified in the table below, the Borrower and its Subsidiaries shall maintain on a consolidated basis a ratio of Consolidated Total Funded Debt to Consolidated EBITDA that does not exceed the applicable Required Threshold set forth below; provided however, that if during any fiscal quarter the Borrower consummates one or more Acquisitions permitted herein that in the aggregate equals or exceeds $50,000,000, then and in such event the Required Threshold for such fiscal quarter and the following two fiscal quarters shall be increased to the applicable Post-Acquisition Required Threshold set forth below:

Period	Required Threshold	Post-Acquisition Required Threshold
Fiscal Quarters ending prior to August 31, 2007	4.00:1.00	4.50:1.00

Fiscal Quarters ending on August 31, 2007, November 30, 2007, February 29, 2008 and May 31, 2008	3.75:1.00	4.25:1.00

Fiscal Quarters ending on August 31, 2008, November 30, 2008, December 31, 2008 and March 31, 2009	3.50:1.00	4.00:1.00

Fiscal Quarters ending on June 30, 2009 and thereafter	3.00:1.00	3.50:1.00

The Borrower’s compliance with this requirement shall be calculated on a rolling four-quarter basis, measured on the last day of each fiscal quarter. Consolidated EBITDA shall include the Consolidated EBITDA on a Pro Forma Basis of the

Person(s) acquired in such Acquisition(s) (including but not limited to Axia), subsequent to the date(s) of such Acquisition(s) for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is set forth in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent's reasonable satisfaction. Pursuant to Section 1.5 of this Agreement and for the avoidance of doubt, all references in this Section 6.1 (and the defined terms used herein) to any rolling four-quarter period of the Borrower ending December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 shall be deemed to refer to the twelve-month period ending on such date.

(e)       Section 6.2 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

Section 6.2      Fixed Charge Coverage Ratio. The Borrower will have as of the end of each fiscal quarter of the Borrower, a Fixed Charge Coverage Ratio of at least 1.50 to 1.0. Borrower’s compliance with this ratio shall be measured at the end of each fiscal quarter of Borrower, and calculated for such quarter and the three preceding fiscal quarters taken as a whole. In calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall include the Consolidated EBITDA on a Pro Forma Basis of the Persons(s) acquired in such Acquisition(s) (including but not limited to Axia) subsequent to the date(s) of such Acquisition(s) for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is set forth in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent's reasonable satisfaction. Pursuant to Section 1.5 of this Agreement and for the avoidance of doubt, all references in this Section 6.2 (and the defined terms used herein) to any fiscal quarter of the Borrower ending December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 and the three preceding fiscal quarters taken as a whole shall be deemed to refer to the twelve-month period ending on such date.

(f)        Section 6.3 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

Section 6.3      Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than an amount equal to $163,897,000, plus 75% of positive Consolidated Net Income on a cumulative basis for all fiscal quarters of the Borrower commencing with the fiscal quarter ending on November 30, 2005 (provided, that if Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter), plus 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private equity offering of equity securities by the Borrower after the Closing Date (and promptly upon the completion of such offering, the

Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”). Pursuant to Section 1.5 of this Agreement and for the avoidance of doubt, all references in this Section 6.3 (and the defined terms used herein) to the fiscal quarter of the Borrower ending December 31, 2008 shall be deemed to refer to the one-month period ending on December 31, 2008, and the Consolidated Net Worth required from and after December 31, 2008 shall be increased by 75% of the positive Consolidated Net Income of the Borrower for the one-month period ending December 31, 2008.

(g)       Section 7.12 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

Section 7.12   Accounting Changes. Subject to Section 1.3, the Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except (a) to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower and (b) to change the fiscal year of the Borrower to end on December 31, commencing on December 31, 2008.

2.         Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (a) an amendment fee equal to .05% of the aggregate outstanding Revolving Credit Exposure and Term Loan on the date this Amendment becomes effective of the Lenders that execute and deliver this Amendment, for the ratable benefit of such Lenders, (b) executed counterparts to this Amendment from the Borrower and the Guarantors and (c) written authorization from the Required Lenders to execute this Amendment.

3.         Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent:

(a)       The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b) The execution, delivery and performance of this Amendment by each Loan Party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)       The execution, delivery and performance of this Amendment by each Loan Party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where a failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)       This Amendment has been duly executed and delivered by or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies in general and by general principles of equity; and

(e)       After giving effect to this Amendment and any changes in facts and circumstances that are not prohibited by the terms of the Credit Agreement, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (subject to the limitation that representations and warranties effective as of a specified date are true and correct as of such specified date), and no Default or Event of Default exists as of the date hereof.

4.	Reaffirmations and Acknowledgments.

(a)       Reaffirmation of Guaranty. Each Subsidiary Loan Party consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratifies and confirms the terms of the Subsidiary Guarantee Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guarantee Agreement (i) is and shall continue to be a primary obligation of the Subsidiary Loan Parties, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Loan Parties under the Subsidiary Guarantee Agreement.

(b)       Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan

Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5.   Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7.   No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.   Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.   Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:

HEALTHWAYS, INC.

By: /s/ Alfred Lumsdaine
Name: Alfred Lumsdaine
Title: Senior Vice President and Controller

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By: /s/ Kap Yarbrough
Name: Kap Yarbrough
Title: Vice President